Schedule for Computation   Initial
of Fund Performance Data   Invest of:             $1,000
                           Offering
Wesmark Growth Fund        Price/
                           Share=                 $10.00
Return Since Inception
  ending 7/31/97           NAV=                   $10.10

FYE:  January 31
                                             Begin                          Capital     Reinvest Ending               Total
DECLARED: QUARTERLY              Reinvest   Period             Dividend       Gain       Price   Period    Ending    Invest
PAID:  QUARTERLY                  Dates     Shares              /Share       /Share      /Share  Shares    Price      Value
                                 6/24/97  100.000          0.032000000    0.00000       $11.34    100.282   $11.34    $1,137.20



                           $1,000 (1+T) = End Value
                                      T =               13.72%